Exhibit 22

APTIV PLC
List of Guarantor Subsidiaries

Entity Name	Jurisdiction
Aptiv Swiss Holdings Limited*	Jersey
Aptiv Global Financing Designated Activity Company*	Ireland
Aptiv LLC*	Delaware

*Entity is also a subsidiary issuer